CONAGRA FOODS                                                  NEWS RELEASE

     CONAGRA FOODS TO SELL ALL OF ITS REMAINING SHARES IN PILGRIM'S PRIDE CORPORATION FOR $482 MILLION

     OMAHA, Neb., Aug. 4, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today announced that it has entered into an agreement to sell all of its remaining 15.4 million shares of Pilgrim's Pride Corporation (NYSE: PPC) to that company for an estimated $482 million before tax. ConAgra Foods will record a pretax gain of approximately $333 million from selling these shares during the first quarter of fiscal 2006. The transaction is conditioned upon Pilgrim's Pride Corporation's recently announced underwritten public offering, which is expected to occur on August 9, 2005.

     ConAgra Foods sold its chicken processing operations to Pilgrim's Pride Corporation in the fall of 2003 for $300 million in cash and 25.4 million of Pilgrim's Pride shares; this was part of ConAgra Foods' strategy to focus on branded and valued-added opportunities. ConAgra Foods began liquidating the Pilgrim's Pride shares in December 2004, when it sold 10 million shares for $282 million before tax. The liquidation will be completed with the event described in today's announcement. After these
     15.4 million shares have been sold, ConAgra Foods will have received total proceeds in excess of $1 billion before taxes from the divestiture of the chicken processing operations.

     ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

     Note on Forward-Looking Statements:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.